Exhibit 10.14

AEGION CORPORATON
MANAGEMENT ANNUAL INCENTIVE PLAN

This Management Annual Incentive Plan (the “Plan”) of Aegion Corporation (the “Company”) is effective as of the 1st day of January, 2015.

A.    Plan Purpose

The purpose of this Plan is to enhance business performance by motivating and rewarding executive and management employees for the achievement of incentive goals structured to achieve desired corporate results.

B.    Eligible Employees

A committee comprised of the Company’s Chief Executive Officer, General Counsel and Chief Administrative Officer, Chief Financial Officer and Senior Vice President - Human Resources (together, the “Plan Committee”), shall designate the employees of the Company and its subsidiaries who are to be participants (the “Participants”) in the Plan for the applicable fiscal year (the “Plan Year”). Except where prohibited by law, as a condition to participation in the Plan and the receipt of any payment hereunder, Participants shall be required to sign any confidentiality, non-solicitation and/or non-competition agreement and/or acknowledgement of the Company’s right to recoup any incentive compensation required by the Company.

C.    Participant Incentive Award Goals

The Plan Committee shall establish an incentive award goal (a “Goal”) for each Participant that shall be expressed as a percentage of such Participant’s annual base salary. Participant Goals shall be reviewed and approved by the Plan Committee on an annual basis. The Compensation Committee shall approve Goals of all executive officers of the Company. Notwithstanding anything herein to the contrary, with respect to individuals covered by the Company’s Executive Performance Plan, the terms of such plan shall override any inconsistent terms contained herein, and no amount shall be payable hereunder in excess of the amount authorized by such Executive Performance Plan.

D.    Funding and Award Summary

Each award under the Plan shall be based upon total Company performance for the Plan Year, subject to the negative discretion of the Compensation Committee based upon other subjective performance factors. Total Company performance shall be measured based on the actual consolidated Company Net Income achieved (“Actual Net Income”) as compared against the targeted consolidated Company Net Income (“Net Income Target”) for the Plan Year, as approved by the Board of Directors of the Company. Goal awards shall be earned based on an individual Participant’s performance during the Plan Year, as determined by the individual Participant’s achievement of certain measurable business objectives (Goals) assigned to such Participant.

A select number of Participants who are employees of a business unit may participate in both this Plan and the plan for business unit employees, with a total award based in part on performance in this Plan and in part on performance under the plan for business unit employees.

E.    Net Income

For purposes of this Plan, “Net Income” shall be defined as “net income before extraordinary items” of the Company for the Plan Year, which shall mean the consolidated net income of the Company during the fiscal year, as determined by the Plan Committee in conformity with accounting principles generally accepted in the United States of America and contained in financial statements that are subject to an audit report of the Company's independent public accounting firm, but excluding:

(i)
operating results and/or losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation or to be liquidated;

(ii)	gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof;

(iii)
gains or losses from the disposition of material capital assets (other than in a transaction described in subsection (ii)) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees;

(iv)	losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired;

(v)
gains or losses from material property casualty occurrences or condemnation awards taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation;

(vi)	any income statement effect resulting from a change in generally accepted accounting principles, except to the extent the effect of such a change is already reflected in the target Net Income amount;

(vii)	restructuring charges and acquisition related transaction costs;

(viii)	any other material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company;

(ix)	operating results of any entity or business acquired during the Plan Year, except to the extent such entity or business was included in the Company’s operating business plan for such year; and

(x)	the income taxes (benefits) of any of the above-designated gains or losses.

The Compensation Committee shall have final authority with respect to any determination by the Plan Committee regarding the definition of “Net Income” and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.

F.    Consolidated Company Financial Performance Pool Funding

The Plan shall be funded based on the financial performance of the Company as a whole (such funding pool shall be referred to as the “Consolidated Company Financial Performance Pool”). At the outset of each Plan Year, the Compensation Committee shall determine the Net Income Target for the Plan Year and the target funding amount (the “Company Target”) for the Consolidated Company Financial Performance Pool. The actual amount funded to the Consolidated Company Financial Performance Pool shall be determined upon calculation of Actual Net Income after the end of the Plan Year, subject to any deletions or additions required pursuant to Section E hereof.

1.
If Actual Net Income equals the Net Income Target, the Consolidated Company Financial Performance Pool shall be equal to the Company Target, subject to the additional terms specified in Exhibit A or B, as applicable.

2.
If Actual Net Income exceeds or falls below the Net Income Target, the Consolidated Company Financial Performance Pool shall be determined in accordance with the chart in Exhibit A or B, as applicable (using interpolation for Actual Net Income levels as specified therein), and subject to the additional terms specified therein.

3.	If Actual Net Income is less than the threshold percentage of the Net Income Target specified in the chart in Exhibit A or B, as applicable, the minimum amount funded to the Consolidated Company

Financial Performance Pool shall be equal to $1,000,000; provided, however, that (i) such minimum amount shall only be awarded to individual Participants for extraordinary performance, as determined by the Company’s Chief Executive Officer in his sole discretion (subject to the review and approval by the Compensation Committee of any Awards to executive officers of the Company); (ii) such minimum amount shall be reduced such that any funding under this paragraph and the similar mechanism in Section F(9) of the Management Annual Incentive Plan for Business Unit Employees shall together total $1,000,000.

The maximum funding amount for the Consolidated Company Financial Performance Pool shall be 200% of the Company Target. In all events, the Compensation Committee, subject to any required approval of the Board of Directors, shall have the ability and authority to increase or decrease the amount of the Consolidated Company Financial Performance Pool calculated in accordance with the provisions of this Plan to reflect any extraordinary or unforeseen events or occurrences during the Plan Year.

G.    Consolidated Company Financial Performance Bonus Pool Awards

The Consolidated Company Financial Performance Pool shall be awarded to Participants subject to available pool funding. Except as otherwise provided in Section I below, a Participant must be an employee in good standing at the time the award is paid (that is, the Participant must be an active employee not on a performance improvement plan in order to be eligible for an award from this pool).

H.    Application of Individual Goal Achievement

Individual performance shall be measured by such Participant’s achievement of designated goals for the Plan Year. The level of achievement of a Participant’s individual goals shall be determined by such participant’s direct supervisor. All awards are subject to pool funding as set forth above.

I.    Timing of Awards; Allocation of Unearned Awards; Maximum Award Amount

Awards for a Plan Year are annual and shall be awarded by March 15 of the succeeding year. Except as otherwise provided below, Participants who are not employed on the payment date shall not be eligible to receive any payment. Participants must be employed as of October 1 in a Plan Year to be eligible to participate in the Plan for that Plan Year. A Participant who is employed after January 1 but prior to October 1 of a Plan Year shall only be eligible to receive an award prorated for the amount of time the Participant was employed during the Plan Year (based on the number of days of employment out of 365). A Participant who takes an approved leave of absence for more than 30 days during the Plan Year shall only be eligible to receive an award prorated for the amount of time the Participant was actively employed as a Participant during the Plan Year (based on the number of days out of 365).

A Participant who Retires (as defined below) during a Plan Year (or before an amount for a Plan Year becomes payable) shall be eligible to receive an award prorated for the amount of time the Participant was employed as a Participant during such Plan Year (based on the number of days of employment out of 365). For these purposes, “Retires” means that the Participant voluntarily terminates his or her employment by written notice to the Company during the Plan Year after: (i) attaining the age of 55and completing at least 10 years of service for the Company; (ii) attaining the age of 60 and completing at least five years of service for the Company; or (iii) attaining the age of 65.

The Beneficiary (as defined below) of a Participant who dies during a Plan Year shall be eligible to receive an award prorated for the amount of time the individual was a Participant during such Plan Year prior to his or her death (based on the number of days of employment out of 365). The amount of such award shall be based on the Participant’s annualized base salary and the target award level (i.e., without regard to actual performance). Payment shall be made within 30 days of the date of death. For these purposes, “Beneficiary” means the Participant’s surviving spouse, and if the Participant leaves no surviving spouse, the Participant’s estate.

A Participant who incurs a Disability (as defined below) during a Plan Year shall be eligible to receive an award prorated for the amount of time the individual was a Participant during such Plan Year prior to his or her Disability (based on the number of days of active employment out of 365). The amount of such award shall be based on the Participant’s annualized base salary and the target award level (i.e., without regard to actual performance). Payment shall be made within 30 days of the date of the Disability. For these purposes, “Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

In the event of a Change in Control (as defined below), outstanding awards shall become payable, based on the annualized base salary of each Participant, prorated based on the days in the Plan Year prior to the Change in Control, using the greater of the actual performance at the date of the Change in Control or the target award level. Payment shall be made within 30 days of the date of the Change in Control. For these purposes, “Change in Control” means: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; and/or (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; and/or (iii) a majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; and/or (iv) one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Any accrued bonus amount attributable to (1) employees on performance improvement plans or (2) employees who are no longer eligible to receive bonus awards due to their employment ending prior to the bonus award payment date, shall be reallocated to other eligible bonus award.

The maximum Award payable under this Plan to any Participant shall be 200% of such Participant’s Goal.

J.    Adjustment for Employment Position Changes

The Award payable to a Participant whose employment position changes during a Plan Year shall be adjusted to reflect the prorated annualized base salary and award opportunity percentage based on the number of days the Participant was employed in each eligible position during the Plan Year out of 365.

For a Participant who receives a promotion during the Plan Year, and such promotion includes an increase in the incentive award target opportunity percentage, the award will be prorated by utilizing the respective incentive target award opportunity percentage for each time period during the calendar year. Both incentive award target percentages will be calculated by utilizing the annualized base salary as of December 15th for each period of time and adding the numbers together.

K.    Nature of Plan

This Plan is a statement of intent and is not a contract. It is not a guarantee of employment, and each Participant’s employment with the company remains “at will” to the maximum extent permitted by applicable law. This Plan may be modified, suspended or terminated at any time, and all awards are at the discretion of the Company’s Board of Directors or the Compensation Committee. This Plan may be changed during a Plan Year without any obligation of the Company to pay for the elapsed part of the Plan Year in the manner described in the Plan. The decisions of Company management, the Plan Committee, the Board of Directors and/or the Compensation Committee in administering and interpreting the Plan are final and binding on all persons. Information regarding an employee’s annual incentive payment will be part of the employee’s personnel record.